Exhibit 10.1
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) effective as of March 1, 2016 (the “Effective Date”), is entered into by and between NUSTAR GP, LLC, a Delaware limited liability company (“GP-LLC”), and NUSTAR SERVICES COMPANY LLC, a Delaware limited liability company (“NS Services”).

RECITALS

WHEREAS, GP-LLC is a wholly owned subsidiary of NuStar GP Holdings, LLC, a Delaware limited liability company (“Holdings”), and NS Services is a wholly owned subsidiary of NuStar Energy L.P., a Delaware limited partnership (“NuStar Energy”); and

WHEREAS, pursuant to the terms and conditions of the Third Amended and Restated Agreement of Limited Partnership of NuStar Energy, as amended, and that certain Services Agreement dated as of January 1, 2008, GP-LLC has provided all of the executive management, accounting, legal, cash management, fuels marketing and trading, corporate finance and other management and administrative services necessary and appropriate to conduct the businesses of each of NuStar Energy and Holdings (collectively, the “Services”); and

WHEREAS, effective as of the Effective Date, GP-LLC transferred and assigned to NS Services, and NS Services accepted from GP-LLC, the employment of all of GP-LLC’s domestic employees; and

WHEREAS, pursuant to the terms of that certain Amended and Restated Services Agreement dated as of the Effective Date (the “Services Agreement”), among other things, NS Services has agreed to provide all of the Services for NuStar Energy and Holdings; and

WHEREAS, GP-LLC sponsors and maintains various employee benefit plans, programs, contracts and policies for the benefit of its employees, including but not limited to those plans, programs, contracts and policies specifically identified on Exhibit A attached hereto (the “Plans”), has entered into Change of Control Severance Agreements with certain of its employees, has entered into various agreements with third parties for the provision of services such as, by way of illustration and not limitation, administration of the Plans, recruiting, staffing, insurance, payroll, tax preparation, information technology and other services, and has also entered into administrative and general services contracts with certain affiliates (collectively, the “Agreements”); and

WHEREAS, in connection with the transfer of employees and the agreement of NS Services to provide the Services, as described above, the parties desire that GP-LLC transfer and assign to NS Services, and that NS Services accept the transfer and assignment of, and agree to assume, the sponsorship and ongoing maintenance and administration of each of the Plans and Agreements.

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1.    Assignment and Assumption of Plans and Agreements. The sponsorship and all obligations relating to the ongoing maintenance and administration of each of the Plans and Agreements are hereby transferred and assigned from GP-LLC to NS Services, and NS Services hereby accepts such transfer and assignment; provided, however, that the administration of the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan (the “LTIP”) shall be as set forth in Section 3 of the LTIP. By virtue of such assignment and assumption, NS Services hereby possesses all rights, authority, and responsibility as plan sponsor and employer under each of the Plans and such other applicable rights, authority and responsibilities under the Agreements, and as provided under applicable law. NS Services hereby assumes full responsibility for the qualification, administration and ongoing compliance with all applicable legal requirements relating to each of the Plans. Additionally, NS Services hereby assumes full responsibility for the ongoing performance of all obligations of GP-LLC under each of the Agreements. GP-LLC and NS Services shall cooperate with each other to cause each of the Plans and Agreements to be amended, as necessary, to reflect the assignment, transfer and assumption evidenced hereby. To the extent that the transfer and assignment of any of the Agreements requires the consent of an individual employee, affiliate or third party, as applicable, GP-LLC and NS Services shall cooperate to obtain such consent.

2.    Additional Agreements, Policies, Etc. In addition to the transfer, assignment and assumption of each of the Plans and Agreements provided for in Section 1, all of GP-LLC’s rights and obligations under each trust agreement, administrative agreement, insurance policy and any other contract, agreement or arrangement of any kind relating to the sponsorship, maintenance or administration of any of the Plans or Agreements, are hereby transferred and assigned to, and assumed by, NS Services (such agreements, policies, contracts and arrangements, the “Additional Agreements”). GP-LLC and NS Services agree to fully cooperate and to take any and all action necessary or appropriate in order to provide for, and evidence such transfer, assignment and assumption. In furtherance of the foregoing, any and all trustees, third party administrators, custodians, investment advisors, investment managers, actuaries, accountants and any other agents or third party service providers shall continue to hold their respective positions with respect to the Plans unless and until replaced by NS Services or the NS Services BPAC (as defined below). To the extent that the transfer and assignment of any of the Additional Agreements requires the consent of an individual employee, affiliate or third party, as applicable, GP-LLC and NS Services shall cooperate to obtain timely such consent.

3.    Plan Administrator. From and after the Effective Date, the named fiduciary and plan administrator, as applicable, of each of the Plans shall be the NS Services Benefit Plans Administrative Committee (the “NS Services BPAC”), which shall replace the GP-LLC BPAC in such capacity, and shall have all responsibility and authority necessary or appropriate to administer the Plans in accordance with their terms. All policies and decisions adopted by the GP-LLC BPAC prior to the Effective Date shall, unless and until changed by the NS Services BPAC, or its delegate, continue in effect. Without limiting the generality of the foregoing, all funding and investment policies, loan, withdrawal and distribution procedures, procedures for processing domestic relations orders, and any other procedures relating to the administration of any of the Plans, previously adopted by the GP-LLC BPAC shall remain in full force and effect unless and until changed by the NS Services BPAC or its delegate.

4.    Fidelity Bond; Liability Insurance. GP-LLC and NS Services shall timely notify the issuer of any fidelity bond or liability insurance policy relating to any Plan or Agreement of the transfer, assignment and assumption provided for herein, and the parties shall fully cooperate and take all action necessary to effectuate the transfer, assignment and assumption with respect to such fidelity bonds and insurance policies so as to ensure coverage of NS Services, the NS Services BPAC and all entities and individuals involved in the administration of the Plans and the Agreements from and after the Effective Date.

5.    Effect on Employment. It is the intent of the parties, and of NuStar Energy and Holdings, that the transfer of employment of GP-LLC’s employees to NS Services shall be treated as a transfer from one affiliate to another affiliate, and that, therefore, such transfer shall not constitute a termination of employment or a change in control for purposes of any of the Plans or the Agreements. In this connection, each employee shall be treated as if his/her employment has not been terminated as a result of the transfer from GP-LLC to NS Services, and his/her service, for all purposes under each Plan and Agreement, shall be treated as continuous without any break in service related to such transfer.

6.    Use of Assets. All assets used by employees of NS Services in providing the Services to each of NuStar Energy and Holdings will be the same assets that were previously utilized by those employees while employed by GP-LLC prior to the Effective Date.
7.    Employee Communications. The parties shall fully cooperate to prepare and distribute summaries of material modifications and other communication materials as deemed necessary or appropriate by the parties, to notify employees of the assignment, transfer and assumption evidenced hereby, as well as such other information as may be deemed appropriate by the parties. Such summaries of material modification and other notices shall be distributed to affected employees and other interested parties by NS Services as soon as reasonably practicable following the Effective Date.

8.    Reports to Governmental Agencies; Audits. From and after the Effective Date, NS Services shall be responsible for preparing, filing and/or distributing all required governmental reports relating to the Plans, including without limitation, Annual Returns/Reports (Form 5500 Series), Summary Annual Reports, Annual Funding Notices, and all filings required under the Affordable Care Act. GP-LLC shall fully cooperate with NS Services, and provide NS Services with all information and assistance as NS Services may reasonably request, in connection with the preparation of such reports. Additionally, in the event of a governmental audit, investigation or inquiry relating to any of the Plans, GP-LLC and NS Services shall fully cooperate with each other, and GP-LLC shall provide NS Services with all information or documentation in its possession or control pertaining to any such audit, investigation or inquiry.

9.    Transfer of Records. GP-LLC shall, as soon as reasonably practicable following the Effective Date, transfer to NS Services all records pertaining to the Plans and Agreements in GP-LLC’s possession or control.

10.    Costs and Expenses Relating to the Plans. All costs and expenses relating to the assignment, transfer and assumption evidenced hereby, as well as the ongoing sponsorship, maintenance and administration of the Plans and the Agreements by NS Services shall be paid by NuStar Energy and Holdings in accordance with, and subject to, the terms and conditions of the Services Agreement.

11.    Indemnification. GP-LLC shall indemnify, defend and hold harmless NuStar Energy and NS Services for all costs, liabilities, damages and similar amounts (collectively, “Liabilities”) existing or arising with respect to the Plans to the extent such Liabilities exist or arise as a result of the failure of such Plans to be adopted, operated or maintained in accordance with applicable laws; provided, however, that such Liabilities shall be multiplied by a fraction, the numerator of which is the total amount of compensation and value of benefits provided by GP-LLC to employees, officers and directors and the denominator of which is the sum of (i) the total amount of compensation and value of benefits provided by GP-LLC to employees, officers and directors and (ii) the total amount of compensation and value of benefits provided by GP-LLC, NuStar Energy or NS Services to employees, officers and directors.

12.     Further Acts. GP-LLC and NS Services agree to take any and all further action and to execute any and all further documents as either of them may reasonably determine to be necessary or appropriate to effectuate the transfer, assignment and assumption of the Plans and the Agreements, and all other matters contemplated in this Agreement.

13.    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

14.    Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither party shall have the right to assign its rights or obligations under this Agreement (by operation of law or otherwise) without the express consent of the other party and any such attempted assignment without consent shall be void and of no force or effect.

15.    Invalidity of Provisions. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

16.    Entire Agreement. This Agreement constitutes the whole and entire agreement between the parties hereto and supersedes any prior agreement, undertaking, declaration, commitment or representation, verbal or oral, with respect to the subject matter hereof.

17.    Captions. The captions of the sections and paragraphs of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

NUSTAR GP, LLC

By: _/s/ Thomas R. Shoaf______
Name: Thomas R. Shoaf
Its: Executive Vice President and Chief Financial Officer

NUSTAR SERVICES COMPANY LLC

By: NuStar Energy L.P.,
its sole member

By: Riverwalk Logistics, L.P.,
its general partner

By: NuStar GP, LLC,
its general partner

By: _/s/ Thomas R. Shoaf______
Name: Thomas R. Shoaf
Its: Executive Vice President and Chief Financial Officer

Exhibit A

Plans (as amended from time to time):

NuStar Pension Plan
NuStar Excess Pension Plan
NuStar Thrift Plan
NuStar Excess Thrift Plan
NuStar Frozen Nonqualified 401(k) Plan for Former Employees of Ultramar Diamond Shamrock Corporation
NuStar GP, LLC Welfare Benefits Plan
NuStar GP, LLC Cafeteria Plan
NuStar GP, LLC Retiree Welfare Benefits Plan
NuStar Energy L.P. Annual Bonus Plan
NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan